Exhibit 99.1

Worthington Industries Acquires Westerman Companies

Adds Energy, Nuclear and Marine Markets to Tank Products Offering

COLUMBUS, OH--(Marketwire - September 17, 2012) - Worthington Industries, Inc. (NYSE: WOR) announced today that its Pressure Cylinders segment has acquired the Westerman Companies, a manufacturer of tanks and pressure vessels for the oil and gas, nuclear and marine markets. The purchase price was $70 million, of which approximately $6 million went to pay down Westerman debt.

Westerman is a leading manufacturer of highly technical products for global energy markets, including oil and gas and nuclear, where its energy products are used for a broad variety of exploration, recovery and production purposes. Westerman's marine products are used in shipyard lift systems for large, sea-going vessels. Westerman also leverages its energy and marine segment competencies to manufacture pressure vessels, atmospheric tanks, controls and various custom machined components for other industrial end markets.

"This acquisition fits our growth strategy well as it increases our participation in the global energy and alternative fuels markets, and provides diversification in the marine and industrial markets," said Worthington Industries Chairman and CEO John McConnell. "Westerman has an impressive customer base, including many companies active in the drilling of the Utica and Marcellus shale formations. It also positions us to support the North American energy production revival."

Westerman was founded and is headquartered in Bremen, Ohio where it operates a manufacturing facility and has another facility in Wooster, Ohio. Westerman has approximately 220 employees and generated sales for its fiscal year ended May 31, 2012 of $71.8 million. Westerman is the largest and oldest supplier of oil and gas separators, production units and related wellhead equipment east of the Mississippi River. Westerman is the world's largest producer of enriched uranium hexafluoride (UF6) storage and transportation cylinders for the nuclear industry, and the only North American manufacturer.

"This acquisition broadens our product offering and market reach, yet fits well within our core competency of tank manufacturing for highly technical, regulated markets," said Andy Billman, president of the Worthington Cylinders segment. "With many years of tank manufacturing experience between the two companies, we are excited to capture manufacturing and commercial synergies."

About Worthington Industries
Worthington Industries is a leading diversified metals manufacturing company with 2012 fiscal year sales of $2.5 billion. The Columbus, Ohio based company is North America's premier value-added steel processor and a leader in manufactured pressure cylinders; custom-engineered open and enclosed cabs and operator stations for heavy mobile equipment; framing systems for mid-rise buildings; steel pallets and racks; and through joint ventures, suspension grid systems for concealed and lay-in panel ceilings, current and past model automotive service stampings; laser welded blanks, and light gauge steel framing for commercial and residential construction. Worthington Industries employs approximately 10,000 people and operates 80 facilities in 12 countries.

Worthington Cylinders is the world's leading global manufacturer of pressure cylinders, delivering products and value-added services to its customers designed to exceed their expectations in quality, service and value. Worthington Cylinders offers the most complete line of pressure cylinders in the industry, including storage of liquefied petroleum, refrigerant, oxygen and industrial gases. BernzOmatic ®, Balloon Time® and Worthington™ products are available at retailers nationwide and provide consumers products for grilling, party planning, outdoor leisure activities and home repair.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements by the Company relating to the expected benefits of the acquisition including the expectations for accretiveness, synergies and growth; expected growth of the pressure cylinder business; increases to product lines and participation in markets; opportunities to participate in certain markets; and other non-historical matters constitute "forward-looking statements" within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the possibility that the costs or difficulties related to the integration of the business acquired are greater than expected; the ability to maintain relationships with customers of the acquired business; product demand and pricing, changes in product mix and market acceptance of products; fluctuations in pricing, quality or availability of raw materials, supplies, utilities and other items required by operations; the ability to realize price increases, cost savings and operational efficiencies on a timely basis; capacity levels and efficiencies within facilities, within major markets and within the industry as a whole; financial difficulties of customers, suppliers, joint venture partners and others with whom the Company does business; the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the effect of adverse weather on facilities and shipping operations; changes in customer spending patterns and supplier choices; acts of war and terrorist activities; the ability to improve processes and business practices to keep pace with the economic, competitive and technological environment; deviation of actual results from estimates and/or assumptions used by the Company; the level of import and import prices in the Company's markets; the impact of governmental regulations, both in the United States and abroad; and other risks described from time to time in filings with the United States Securities and Exchange Commission.

CONTACTS:
Cathy M. Lyttle
VP, Corporate Communications and Investor Relations
Phone: (614) 438-3077
E-mail: Cathy.Lyttle@WorthingtonIndustries.com

Sonya L. Higginbotham
Director, Corporate Communications
Phone: (614) 438-7391
E-mail: Sonya.Higginbotham@WorthingtonIndustries.com